Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Logitech International S.A.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-100854, No. 333-140429, No. 333-157038, No. 333-163933, No. 333-167143, No. 333-180725, No. 333-180726, No. 333-184583, No. 333-192728, and No. 333-221269), on Form S-3 (No. 333-249613) and on Form S-3ASR (No. 333-249638) of Logitech International S.A. of our report dated May 12, 2021, with respect to the consolidated balance sheets of Logitech International S.A. and subsidiaries (the Company) as of March 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2021, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of March 31, 2021, which report appears in the March 31, 2021 annual report on Form 10-K of the Company.
Our report contains an explanatory paragraph that states the Company excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting an acquired entity’s internal control over financial reporting and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of this entity.

Our report refers to a change in the Company’s method of accounting for leases as of April 1, 2019 due to the adoption of new accounting standard.

/s/ KPMG LLP
San Francisco, California
May 12, 2021